FIRST AMENDMENT TO THE

CAPITAL CORP OF THE WEST

EMPLOYEE STOCK OWNERSHIP PLAN

This Amendment (Amendment) to the Capital Corp of the West Employee Stock Ownership Plan is adopted by Capital Corp of the West (Bancorp), to be effective on and as of the date(s) set forth below.

RECITALS

A.	Capital Corp of the West Employee Stock Ownership Plan (ESOP or Plan) was established effective December 31, 1981.

B.
The Employer and Trustees amended and restated the Plan document to adopt the technical changes necessary for the Plan to conform with changes in the law added by the General Agreement on Tariffs and Trade (GATT), Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), Small Business Job Protection Act of 1996 (SBJPA), Tax Reform Act of 1997 (TRA ?97), IRS Restructuring and Reform Act of 1998 (IRRA ?98), Community Renewal Tax Relief Act of 2000 (CRA), and applicable Treasury Regulations issued thereunder.

C.
The Employer now wishes to amend the Plan to reflect amendments required by the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) by adding the model amendment language suggested by the IRS in IRS Notice 2001-57, dealing with certain plan limits and other general matters.

OPERATIVE PROVISIONS:

The ESOP is hereby amended as follows:

The following amendments to the Plan are adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA). This model amendment language (as published in IRS Notice 2001-57) effective as of January 1, 2002:

Adoption and effective date of amendment. The following amendments are intended as good faith compliance with the requirements of EGTRR.A and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this amendment shall be effective as of the first day of the first plan year beginning after December 31, 2001.

Supersession of inconsistent provisions. The following amendments shall supersede the provisions of the plan to the extent those provisions are inconsistent with the provisions of this amendment.

3.
Plan section 5.4, dealing with the Limitations On Allocations, is amended, effective for limitation years beginning after December 31, 2001, to reflect a change in the maximum annual addition as follows:

Maximum annual addition. Except to the extent otherwise permitted for catch-up contributions under EGTRR.A section 631 and section 414(v) qf the Code, f applicable, the annual addition that may be contributed or allocated to a participant ?s account under the plan for any limitation year shall not exceed the lesser of

(a)	$40,000, as adjusted for increases in the cost-of-living under section 415(d) of the Code, or

(b)	100 percent of the participant?s compensation, within the meaning of section 415(c)(3) of the Code, for the limitation year.

The compensation limit referred to in (b), above, shall not apply to any contribution for medical benefits after separation from service (within the meaning of section 401(h) or section 419A(f)(2) of the Code) which is otherwise treated as an annual addition.

4.
Plan Section 2.8, dealing with the Compensation, is amended to reflect a change in the maximum annual considered compensation by adding the following new paragraphs to the end of section 2.8, to read as follows:

The annual compensation of each participant taken into account in determining allocations for any plan year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with section 401 (a)(17)(B) of the Code. Annual compensation means compensation during the plan year or such other consecutive 12- month period over which compensation is otherwise determined under the plan (the determination period).

The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

5.
A new Article of the Plan entitled ?Overriding Provisions? is added to the Plan and a new section dealing with the top-heavy rules are amended to reflect a change in the maximum annual considered compensation as follows:

ARTICLE 15

OVERRIDING PROVISIONS

15.1 Modification Of Top-Heavy Rules.

A. Effective Date.

This section shall apply for purposes of determining whether the plan is a top-heavy plan under section 416(g) of the Code for plan years beginning after December 31, 2001, and whether the plan satisfies the minimum benefits requirements of section 416(c) of the Code for such years. This section modfies and amends, to the extent necessary and to the extent the sections conflict with this amendment, section(s) 2.1A, 4.3, z::! 6.8 of the Plan.

B. Determination Of Top-Heauw Status.

1. Key Employee.

Key employee means any employee or former employee (including any deceased employee) who at any time during the plan year that includes the determination date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code for plan years beginning after December 31, 2002), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

2. Determination Of Present Values And Amounts.

This subparagraph shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date.

(a)
Distributions during year ending on the determination date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the plan and any plan aggregated with the plan under section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting ?5-year period? for ?1- year period.?

(b)	Employees not performing services during year ending on the determination date.

The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.

C. Minimum benefits.

1. Matching Contributions.

Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code and the plan. The preceding sentence shall apply with respect to matching contributions under the plan or, f the plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code.

2. Contributions Under Other Plans.

The minimum benefit requirement of an Employer contribution consisting of three percent (3%) of compensation shall be met by contributions to the Bancorp Financial Corporation 401(k) Plan. All non-key employees shall be eligible for the minimum contribution.

6.	Plan section 7.7, dealing with Direct Rollovers is amended by the addition of the following provisions to the existing plan section:

1. Effective Date.

This section shall apply to distributions made after December 31, 2001.

2. Modification Of Definition Of Eligible Retirement Plan.

For purposes of the direct rollover provisions in section 7.7 of the plan, an eligible retirement plan shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan :::der section 457(b) of the Code which is maintained L: i state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse zoho is the alternate payee under a qualfied domestic relation order, as defined in section 414(p) of the Code.

3.	Modification Of Definition Of Eligible Rollover Distribution To Exclude Hardship Distributions.

For purposes of the direct rollover provisions in section 7.7 of the plan, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

4.	Modification Of Definition Of Eligible Rollover Distribution To Include After-Tax Employee Contributions.

For purposes of the direct rollover provisions in section 7.7 of the plan, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after- tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

7.
The language of this Amendment shall supersede the provisions of the plan to the extent those provisions are inconsistent with the provisions of this amendment Except as amended above, the remaining provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Capital Corp of the West has caused this Amendment to be effective on the dates above indicated.

Dated this 27 day of November 2001

CAPITAL CORP OF THE WEST

By:/s/Thomas T. Hawker
Thomas T. Hawker

Its: President